Exhibit 99.1

SUBSCRIPTION AGREEMENT

Globe Net Wireless Corp.
2302-3 Pacific Plaza
410 Des Voeux Road West
Hong Kong, China

Dear Sirs:

Concurrent with the signing of this agreement, the undersigned (the “Purchaser”) is purchasing                shares of common stock (the “Shares”) in the capital of Globe Net Wireless Corp. (the “Company”) at a price of $0.05 per Share (the “Subscription Price”) pursuant to the offering in the Company’s current Form S-1, a copy of which the Purchaser acknowledges receiving from the Company.

The Purchase confirms the subscription for and the purchase of the Shares and agrees to pay the Subscription Price for the Shares as calculated below.  The Purchaser further confirms that Ku Wai Li solicited the Purchaser to purchase the Shares and no other person participated in such solicitation other than Mr. Li.

Calculation of Subscription Price

              X US$0.05           =               US$
Number of Shares Purchased                                                                                                Total Subscription Price

Form of Payment:  Cash:                                                    Check:                               Other:

Make check payable to:   Globe Net Wireless Corp.

Please ensure funds are in US Dollars

Dated:

Signature of Purchaser	Instructions for issuance of shares:

Name of Purchaser
Address of Purchaser

Globe Net Wireless Corp.

By:

Title:           President